EXHIBIT 10.32
Director Compensation
     During the fourth quarter of 2005, the Board of Directors of Midwest Banc Holdings, Inc. or its subsidiary, Midwest Bank and Trust Company, established directors fees for 2006 for non-officer directors as follows:

	Midwest Banc Holdings, Inc.	Midwest Bank and Trust Company

Board Meetings:	$1,000 per meeting attended	$1,000 per meeting attended

Committee Meetings:	$750 per meeting attended for Audit Committee members

$500 per meeting attended for Corporate Governance and Nominating Committee members

$500 per meeting attended for Compensation Committee members

$500 per meeting attended for Strategic Opportunities Committee members

$500 per meeting attended for Asset Liability Committee members

Annual Retainer:	$15,000 for Board	$15,000 for Board

$18,000 for Audit Committee Chairman

$2,500 for Corporate Governance and Nominating Chairman, Compensation Committee Chairman, Strategic Opportunities Committee Chairman, and Asset Liability Committee Chairman